QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) of American Capital Strategies, Ltd., and in the related Prospectus, pertaining to the 2003 Employee Stock Option Plan of American Capital Strategies, Ltd. of our report dated February 11, 2003 (except Note 16, as to which the date is March 27, 2003), with respect to the consolidated financial statements, financial highlights and schedules of American Capital Strategies, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

September 22, 2003
McLean, Virginia

QuickLinks

CONSENT OF INDEPENDENT AUDITORS